December 10, 2004

Beddis International Ltd. (“Beddis” or the “Company”)
C/O Suite 1525 - 625 Howe Street
Vancouver, BC, V6C 2T6

Attention: Matt Reams, President

Dear Sirs:

Re:	Corporate Advisory Engagement of Graydon Elliott Capital Corporation (“GECC” or the “Advisor”)

The Company and the Advisor entered into an engagement agreement dated for reference June 29, 2004 (the “Original Agreement”) whereby the Advisor was engaged to act as an agent to the Company to assist in raising up to approximately US$1,500,000 (equivalent to CDN$1,950,000), or such other amount as the parties may mutually agree, through debt and/or equity financings (collectively referred to as the “Financing”). The Acquisition as contemplated by the Original Agreement did not complete. The Company and the Advisor wish to terminate the Original Agreement and enter into this advisory agreement (the “Advisory Agreement”) whereby the Advisor agrees to act as a corporate advisor to the Company to assist in the Company’s reorganization and restructuring. The Company and the Advisor agree that the agency engagement with respect to the Financing is hereby terminated as the Company could not produce the required information necessary to proceed.

All references to dollar amounts in this Advisory Agreement are expressed in US Dollars, unless otherwise specified. The currency translation herein is based on the exchange rate of US$1 = CDN$1.30.

SCOPE OF WORK

The Company acknowledges and agrees that the Advisor has reviewed the history of the Company including its corporate filings, securities issues, trading history, business dealings and advised on the ability of the Company to restructure itself in order to obtain assets and financing from the financial community. As a result of the review, the Advisor has proposed and the Company has accepted the recommendation to propose a five and one half to one reverse split of the Company’s common shares. With this favourable share structure, the Advisor is confident that once the Company identifies a new business opportunity, the Advisor will be able to assist in raising the necessary capital.

The Company also acknowledges that as a result of the review of its history, the Advisor has introduced the Company to a merchant banking company in order that the Company avail itself of those services to analyze opportunities and assess the risks of any business

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opportunity reviewed by the Company. Once a business opportunity has been identified and a restructuring, if recommended, completed, the Advisor shall assist the Company in attaining the necessary financing as required by the reorganization.

As an Advisor, once a suitable target is identified by the Company, the Advisor will perform a comprehensive analysis and evaluation to present the corporate funding opportunity of the reorganization to the Company.

CORPORATE ADVISORY FEE

The Company acknowledges and agrees that the Acquisition as contemplated in the Original Agreement could not be completed due to among other factors, the history of the Company and the state of its financial affairs. The Company acknowledges that the Advisor has performed valuable services to the Company and for those services and continued services to the Company, the Company hereby agrees to pay to the Advisor the sum of US$250,000 (equivalent to CDN$325,000) (the “Cash Fee”) and issue to the Advisor 10,000,000 shares of common stock (the “Shares Fee”) of the Company.

PIGGY-BACK REGISTRATION

We require that all the Corporate Advisory Fee Shares have piggyback registration rights with any registration statements filed with the US SEC in the United States by the Company.

EXPENSES

The Company agrees to be responsible for all reasonable expenses incurred by the Advisor, whether or not it is completed and therefore this obligation shall survive the termination of this Advisory Agreement, including all fees and disbursements of the Advisor’s legal counsel. The Company shall also pay any applicable GST and PST on the foregoing amounts.

The Advisor shall, from time to time, send an invoice to the Company representing any fees and expenses incurred, including those of the Advisor’s legal counsel.

OTHERS

The Company covenants and agrees to sign and deliver to the Advisor, concurrently with the execution and delivery to the Advisor of this Advisory Agreement, an indemnity as provided for in Appendix A attached hereto. This indemnity will survive the termination

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of this Advisory Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of the Advisor.

The Company recognizes and confirms that the Advisor in acting pursuant to this Advisory Agreement will be using information, reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that the Advisor does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to the Advisor by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

The Company will, on a timely basis, make available or cause to be made available to the Advisor or provide the Advisor with access to all such information, data, documents, advice and opinions respecting the Company as the Advisor may reasonably deem necessary for it to perform its engagement hereunder, and will provide or cause to be provided access to management, auditors and such other professional advisors of the Company as the Advisor considers necessary or desirable, acting reasonably in order to perform its engagement hereunder and certificates as to matters of a factual nature as may be required by the Advisor from time to time.

To the extent that it could reasonably be concluded to be relevant, the Company shall keep the Advisor fully advised at all times of the activities of the Company.

This agreement (a) shall be governed by and construed solely in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in writing executed by the Company and the Advisor, (d) shall be binding upon and inure to the benefit of the Company, the Advisor, and the other Indemnified parties and their respective successors and assigns.

Capitalized terms used in the Schedules hereto and not otherwise defined have the meaning ascribed thereto herein.

The parties agree to execute and deliver any other documents as may be considered necessary or desirable in order to give effect to the foregoing.

If the proposed terms are acceptable to you, please sign and return one copy of this letter agreement to the attention of Herrick Lau (Fax: 604-294-2403) whereupon the terms and

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conditions herein shall become a binding agreement. This letter agreement may be signed in counterparts and delivered by fax.

Yours truly,

GRAYDON ELLIOTT CAPITAL CORPORATION

/s/ Rodney Gelineau
Rodney Gelineau
President & CEO

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Acknowledged and agreed this 10 day of December, 2004.

BEDDIS INTERNATIONAL LTD.

/s/ Matt Reams
Matt Reams
President

APPENDIX A

Indemnity Agreement

In connection with the engagement (the “Engagement”) of Graydon Elliott Capital Corporation (the “Advisor”), pursuant to an corporate advisory agreement (the “Advisory Agreement”) between the Advisor and Beddis International Ltd. (the “Indemnitor”) dated December 10, 2004, the Indemnitor hereby agrees to indemnify and hold harmless the Advisor, each of its subsidiaries and each of its directors, officers, employees, partners, Advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all expenses, losses, claims (including shareholder actions, derivative or otherwise), actions, damages or liabilities, whether joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims, and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. However, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that:

i.	the Indemnified Parties have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

ii.	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemised in (i) and (ii) above, the foregoing indemnity is unavailable to the Advisor or any other Indemnified Party or insufficient to hold them harmless, the Indemnitor shall contribute to the amount paid or payable by any of the Indemnified Parties as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Advisor or any other Indemnified Party on the other hand but also the relative fault of the Indemnitor, the Advisor or any other Indemnified Party, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Indemnified Party as a result of such Claimany excess of such amount over the amount of the fees received by the Advisor under the Advisory Agreement.

The Indemnitor will not, without the Advisor’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

The Indemnitor agrees that the Advisor shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Advisor and any other Indemnified Party in connection therewith shall be paid by the Indemnitor as they occur. Without limiting the generality of the foregoing, the Indemnitor agrees to reimburse the Advisor for the time spent by their personnel in connection with any Claim at their normal per diem rates.

Promptly after receipt of notice of the commencement of any Claim against the Advisor or any other Indemnified Party or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Advisor or any other Indemnified Party will notify the Indemnitor in writing of the commencement and particulars thereof, provided that the omission to notify the Indemnitor shall not relieve the Indemnitor of any liability which it has to the Advisor or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such Claim or results in any material increase in the liability which the Indemnitor has under this indemnity.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to all of the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Advisor and the other Indemnified Parties. The foregoing provisions shall survive the completion of the Engagement or any termination of the Advisory Agreement.

Dated as of this 10th day of December, 2004.

Graydon Elliott Capital Corporation	Beddis International Ltd.
By its authorized signatory:	By its authorized signatory:

/s/ Rodney Gelineau	/s/ Matt Reams
Rodney Gelineau	Matt Reams
President & CEO	President